Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 31, 2018, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is October 5, 2018, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-227445) of SI-BONE, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-227445) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 16, 2018